Exhibit 4.1
AMENDMENT NO. 1
TO RIGHTS AGREEMENT
     THIS AMENDMENT No. 1, dated as of November 15, 2006 (this “Amendment”) amends certain provisions of the Rights Agreement, dated as August 30, 2005 (the “Rights Agreement”), between Pac-West Telecomm, Inc., a California corporation (the “Corporation”), and Wachovia Bank, National Association as rights agent (the “Rights Agent”). Except as otherwise expressly provided herein, capitalized terms used but not defined herein shall have the meanings set forth in the Rights Agreement.
     WHEREAS, the Corporation and Pac-West Acquisition Company, LLC, a Washington limited liability company (“Pac-West Acquisition Company”), have proposed to enter into a Preferred Stock Purchase Agreement to be dated as of the date hereof (the “Stock Purchase Agreement”) pursuant to which Pac-West Acquisition Company is expected to purchase (a) 48,158 shares of newly designated Series B-1 Preferred Stock, par value $0.001 per share (the “Series B-1 Preferred Stock”) for per share consideration of $1.137505, and (b) 830,959 shares of newly designated Series B-2 Preferred Stock, par value $0.001 per share (the “Series B-2 Preferred Stock”) for per share consideration of $1.137505, in each case, with such rights, qualifications, limitations and restrictions as are set forth in the Certificate of Designation in the form set forth as Exhibit A hereto (the “Certificate of Designation”)
     WHEREAS, the Corporation desires to amend the Rights Agreement to render the Rights inapplicable to transactions contemplated by the Stock Purchase Agreement and the associated Transaction Agreements (as defined in the Stock Purchase Agreement);
     WHEREAS, the Corporation deems this Amendment to be necessary and desirable and in the best interests of the holders of the Rights and has duly approved this Amendment; and
     WHEREAS, Section 28 of the Rights Agreement permits the Corporation and the Rights Agent at any time prior to the time any Person becomes an Acquiring Person to amend the Rights Agreement in the manner provided therein.
     NOW, THEREFORE, the Corporation and the Rights Agent agree as follows:
     SECTION 1. Amendments to the Rights Agreement. The Rights Agreement is hereby amended as follows:
     (a) SECTION 1. “Definitions,” of the Rights Agreement is hereby amended by adding the following subsections at the end of such Section 1:
          (jj) “Exempted Transaction” shall have the meaning set forth in Section 1(a).
          (kk) “Pac-West Acquisition Company” shall means Pac-West Acquisition Company, LLC, a Washington limited liability company.

          (ll) “Stock Purchase Agreement” shall mean the Preferred Stock Purchase Agreement dated as of November 15, 2006 by and among the Corporation and Pac-West Acquisition Company.
          (mm) “Transaction Agreements” shall have the meaning ascribed to such term in the Stock Purchase Agreement.
     (b) SECTION 1(a). Shall be amended by inserting the following at the end of such Section 1(a):
“Notwithstanding anything in this Section 1(a) or the Rights Agreement to the contrary, neither Pac-West Acquisition Company nor any of its Affiliates shall be, or shall be deemed to be, an Acquiring Person, either individually or collectively, solely by virtue of (A) the execution and delivery of the Stock Purchase Agreement; (B) the execution and delivery of the Transaction Agreements; (C) the consummation of the transactions contemplated by the Stock Purchase Agreement; or (D) the consummation of the transactions contemplated by the Transactions Agreements. Each event described in clauses (A), (B), (C) and (D) above is referred to herein as an ‘Exempted Transaction’.”
     (c) SECTION 1(e). Shall be amended by inserting the following at the end of such Section 1(e):
“Notwithstanding anything in this Section 1(e) to the contrary, neither Pac-West Acquisition Company nor any of its Affiliates, whether individually or collectively, shall be deemed to be a ‘Beneficial Owner’ of, to have ‘Beneficial Ownership’ of, or to ‘beneficially own,’ any securities solely by virtue of or as a result of any Exempted Transaction.”
     (d) SECTION 1(dd). Shall be amended by inserting the following at the end of such Section 1(dd):
“Notwithstanding anything in this Section 1(dd) to the contrary, a Shares Acquisition Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction or the public announcement thereof.”
     (e) SECTION 3(a). Shall be amended by inserting the following at the end of such Section 3(a):
“Notwithstanding anything in this Section 3(a) to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”
     SECTION 2. Full Force and Effect. Except as expressly amended hereby, all of the provisions of the Rights Agreement are hereby ratified and confirmed to be in full force and effect in accordance with the provisions thereof on the date hereof.
     SECTION 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.
     SECTION 4. Counterparts. This Amendment may be executed in any number of counterparts, all of which shall be considered one and the same agreement.
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     IN WITNESS WHEREOF, the Corporation and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.

Attest:		PAC-WEST TELECOMM, INC.

By:	/s/ Robert C. Morrison	By:	/s/ Henry R. Carabelli
Name:	Robert C. Morrison	Name:	Henry R. Carabelli
Title:	Secretary	Title:	President and Chief Executive Officer

AMERICAN STOCK TRANSFER AND TRUST COMPANY

		By:	/s/ Herbert J. Lemmer
		Name:	Herbert J. Lemmer
		Title:	Vice President
[Signature Page to Amendment No. 1 to Rights Agreement]